Exhibit (a)(1)(iv)

Offer by

PROG HOLDINGS, INC.

to Purchase for Cash

Up to $425,000,000 in Value of its Common Stock

At a Purchase Price Not Less Than $44.00 Per Share and Not More Than $50.00 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 3, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

November 4, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by PROG Holdings, Inc., a Georgia corporation (the “Company”), to act as the Dealer Manager in connection with the offer by the Company to purchase for cash up to $425,000,000 in value of shares of its issued and outstanding common stock, $0.50 par value per share (the “shares”), at a price that will be not less than $44.00 per share and not more than $50.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 4, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.”

Under the tender offer, shareholders of the Company will have the ability to tender all or a portion of their shares at a price per share of not less than $44.00 per share and not more than $50.00 per share. Tendering shareholders may specify a price not less than $44.00 per share and not more than $50.00 per share (in increments of $0.50) at which they are willing to sell their shares pursuant to the tender offer. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the single per share purchase price (the “Purchase Price”) within the specified range, that will allow it to purchase a number of shares having an aggregate purchase price of $425,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price, and the Company will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $425,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Company will buy all shares properly tendered and not properly withdrawn. If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $425,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered shares on the basis set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tenders.

Shares tendered and not purchased because they were tendered at a price greater than the Purchase Price or because of priority, proration or conditional tenders will be returned, at the Company’s expense, to the shareholders who tendered such shares promptly after the Expiration Date. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase;

2. Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the tender offer if the shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER ANY SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER SUCH SHARES. IN SO DOING, SHAREHOLDERS SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING THE COMPANY’S REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2 OF THE OFFER TO PURCHASE. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11 OF THE OFFER TO PURCHASE.

CERTAIN CONDITIONS TO THE TENDER OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 3, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

For shares to be properly tendered pursuant to the tender offer, either of the following must occur:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case, by the end of the day on the Expiration Date by the Depositary at its addresses set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the related Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the tender offer and related materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, subject to Instruction 8 of the Letter of Transmittal. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be either our agent or the agent of the Company or the Depositary for the purpose of the tender offer.

Any inquiries you may have with respect to the tender offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. Morgan Securities LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

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